RALEIGH CAPITAL ASSOCIATES, L.P.
                           C/O ICAHN ASSOCIATES CORP.
                          767 FIFTH AVENUE, 47TH FLOOR
                            NEW YORK, NEW YORK 10153


                                                              December 9, 1998

VIA FAX AND FEDERAL EXPRESS

Arvida/JMB Managers, Inc.
c/o JMB Realty Corporation
900 North Michigan Avenue
Chicago, Illinois  60601
Attn:  Gary Nickele
Fax No. (312)915-1023

The St. Joe Company
400 du Pont Center
1650 Prudential Drive
Jacksonville, Florida  32207
Attn:  Robert M. Rhodes
Fax No. (904)858-5296

                                 RESPONSE NOTICE

Gentlemen:

          We refer to the Raleigh Buy/Sell Agreement, dated as of November 6, 1998 (the "Buy/Sell Agreement"), among Raleigh Capital Associates, L.P. ("Raleigh"), American Real Estate Partners, L.P., The St. Joe Company (the "Purchaser") and Arvida/JMB Managers, Inc.(the "General Partner"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Buy/Sell Agreement.

          This letter constitutes Raleigh's notice pursuant to Section 2(a) of the Buy/Sell Agreement that it has elected to sell all of the Raleigh Interests to the Purchaser in accordance with the terms and conditions of the Buy/Sell Agreement. Enclosed herewith is an Officer's Certificate conforming to the requirements of the last paragraph of Section 10 of the Buy/Sell Agreement.

          This letter will also confirm Raleigh's agreement with the General Partner that, at the Raleigh Interests Closing, the General Partner will caus the Partnership to pay Raleigh, by wire transfer of immediately available fund to an account designated by Raleigh to the General Partner not less than two business days prior to the Raleigh Interests Closing, the sum of $2,047,070.96, to reimburse Raleigh for fees and disbursements of counsel paid by Raleigh in connection with the action entitled VANDERBILT INCOME AND GROWTH ASSOCIATES, L.L.C., ET AL. V.

ARVIDA/JMB MANAGERS, INC. ET AL. (Del. C.A. No. 15238). Please confirm the General Partner's agreement to the foregoing by signing a copy of this letter in the space indicated below and returning it to Raleigh by fax.

                            Very truly yours,

                            RALEIGH CAPITAL ASSOCIATES L.P.

                            By:      Zephyr Partners, general partner

                                     By:      GP Aeolus, Inc., general partner

                                              By: /s/ Robert J. Mitchell
                                                  Robert J. Mitchell, V.P.

                                     By:      AREHGP, Inc., general partner

                                              By: /s/ John Saldarelli
                                                  John Saldarelli, President


Accepted and agreed to(as to the
third paragraph of this letter):

Arvida/JMB Managers, Inc.



By:_________________________



cc:      Kirkland & Ellis
         200 East Randolph
         Chicago, Illinois  60601
         Attn:  Michael H. Kerr, P.C.
         Fax No.  (312)861-2200